UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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First Busey Corporation
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April 19, 2010

Busey Shareholder:

The year 2009 will be remembered, and hopefully remain, as the most challenging year in Busey’s history, as well as my career.  Recall my letter that accompanied the 2008 annual report in which it was stated, “. . . 2009 will continue to present a challenging earnings environment,” as a result of continued deterioration in the loan portfolio, primarily in southwest Florida.  Our strategy was to ascertain the level of credit problems, begin resolving those problems and acquire the capital necessary to move forward.

Busey was realistic and resolute in 2009 and in early 2010.  Our 2009 earnings results and stock performance were dismal; however, I am pleased with the improvement in our balance sheet strength, the efforts of our associates and the patience and loyalty that our customers and stockholders have shown. In early 2010, it appears we are in the beginning of a gradual recovery.

2009

Last year began much the way 2008 ended - we knew credit issues were ahead, but the breadth and depth of the deterioration was unclear.  In the fall of 2008, we announced our intentions to raise capital through an offering of trust preferred securities.  However, shortly after our announcement, the US Treasury introduced the program known most commonly as TARP.  The introduction of TARP combined with extreme turmoil in the capital markets led to other sources of financial institution capital essentially drying up. As we were in need of capital, we applied, were approved and, on March 6, 2009, received an investment of $100 million from the US Treasury pursuant to TARP.

As the second quarter of 2009 ended, we had charged-off $67.6 million, in addition to the $42.1 million of net charge-offs in 2008, and the southwest Florida market had yet to show signs of appreciable stabilization.  I noted in my letter to shareholders that we would have additional provisioning beyond the second quarter.  In order to support our future operations, it became apparent in the third quarter of 2009 that significant additional capital would be required.

On September 30, 2009, we completed a successful capital raise of $122.3 million, including $39.3 million raised in a private placement portion, a majority of which was from our board of directors and members of executive management.  This level of participation by Busey insiders, our existing shareholder base and our new shareholders represented a remarkable, ongoing commitment to Busey.  Our executive management and our board of directors are truly invested along side our shareholders.

Earnings continued to suffer in the last half of 2009 with higher loan loss provisioning and goodwill impairment.  In all, our net charge-offs were $250.0 million during 2009.   We recorded provision for loan loss expense of $251.5 million and goodwill impairment of $208.2 million for the year.  Our 2009 net loss totaled $327.9 million, $119.7 million net of non-cash goodwill impairment.

Although the highlights in 2009 were severely overshadowed, they did exist.

•	Net interest margin ratio for the fourth quarter of 2009 increased to 3.34%, despite the reversal of interest income from non-accrual loans, from 3.04% in the fourth quarter of 2008.

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With $3.6 billion in average earning assets in the fourth quarter of 2009, each additional 10 basis points of net interest margin ratio represents $3.6 million in pre-tax earnings on an annualized basis.

•	Core pre-provision, pre-tax profit was $17.0 million in the fourth quarter of 2009 compared to $15.3 million in the fourth quarter of 2008.

•	FirsTech’s net income increased to $2.9 million for 2009, compared to $2.5 million for 2008.

•	Busey Wealth Management’s net income increased to $2.6 million for 2009, compared to $2.5 million for 2008.

•	Loans 30-89 days past due declined to $12.5 million at December 31, 2009 compared to $40.4 million at December 31, 2008, down from a peak of $61.3 million at March 31, 2009.

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At $86.3 million, non-performing loans at December 31, 2009 were essentially flat compared to the December 31, 2008 balance of $84.2 million, but were down from $172.5 million at September 30, 2009, which we believe was the peak of non-performing loans.

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Loans in Florida decreased to 15.4% of our consolidated portfolio at December 31, 2009 compared to 22.8% at December 31, 2008, which represented a $311.8 million dollar decline in Florida loan balances from December 31, 2008.

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Allowance for loan losses to non-performing loan ratio was 116.1% at December 31, 2009 compared to 117.2% at December 31, 2008. The 116.1% coverage ratio is of greater significance given the $250.0 million of net charge-offs in 2009.

•	Allowance for loan losses to total loans was 3.59% at December 31, 2009 compared to 3.02% at December 31, 2008.

•	We ended 2009 with a strong capital position at both the bank and holding company.

In summary, we made considerable progress working through our credit issues in 2009 while continuing our expense reduction and discipline measures.  We focused our efforts on asset quality, funding and liquidity, and capital.  Our financial strategy, as noted in our 2008 annual report, is based on balance sheet strength, profitability and growth - in that order.  We believe the significant steps taken, while extremely costly in terms of earnings performance, greatly strengthened our balance sheet and have positioned us for long-term growth.

Busey Bank and Busey Bank, N.A. Merger

In August 2009, we merged our Florida-based bank, Busey Bank, N.A., into Busey Bank, an Illinois state chartered bank.  We merged the two banks to provide a more consistent infrastructure that not only benefits Busey operations, but makes it easier for our customers to conduct their business.  We believe the merger of the two banks will provide further operational efficiencies and streamlined procedures across the Busey organization.

2010

During 2010, credit quality remains a priority.  Although I believe we have started to turn the corner, it will be a gradual recovery.  Balance sheet strength will continue to be at the forefront of our financial strategy and we expect to be profitable going forward.  However, much like 2009, increased FDIC insurance (up 396% in 2009 as compared to 2008) and credit related costs will weigh on our earnings throughout 2010 and perhaps 2011.

As we continue to see gradual improvement in our credit metrics, we will be able to focus on growth.  In your proxy statement for our 2010 Annual Meeting of Stockholders, we have asked you to approve an amendment to our Articles of Incorporation to increase the number of authorized shares of our common stock to 200 million shares.  Although we currently do not have any specific plans, agreements, or commitments to issue additional shares of common stock, we are seeking to increase the number of authorized shares of our common stock to position us for potential future growth and enable us to quickly take advantage of market conditions and other favorable opportunities as they arise.  We believe that our significant efforts to address our credit issues in 2009 should put us in a position to take advantage of growth opportunities in the near future.

At the point it makes sense for the Company and our stockholders, we will seek to retire the TARP capital.  We would like to payback TARP as soon as practicable.  Once we have identified the appropriate exit point, we will work with our regulators to obtain the approval to do so.  This event would likely involve the issuance of more stock.

Our focus in 2010 will be to continue improving our balance sheet strength, enhance our profitability and begin to focus on growth initiatives.  Our efforts to strengthen our balance sheet will involve continuing to work through our credit issues, reducing our concentration of higher risk commercial real estate loans, growing core deposits, increasing the depth of our relationships and building capital through earnings retention and reduction of unprofitable assets.

Over the past two years, we placed significant focus on expense reduction.  In 2007, we put two companies together of near equal size within the same market.  Inherent in this merger were significant expense efficiencies.  Although it was difficult to identify in some 2009 income statement categories due to costs arising from the challenging economic environment, we believe we have realized the expected efficiencies and believe there are more on the way.  We will continue to evaluate our cost structure throughout 2010 and take action as necessary.

In order to increase our pre-provision net interest income, which should be our largest source of income, we must continue to grow our core deposit base. Growth in core deposits should allow us to continue to reduce wholesale funding, increasing the amount of income we make on our investments and loans.  We believe we can grow our core deposits within our existing markets through building and strengthening relationships with our new and existing customers, respectively.  Currently, we provide a small number of services to a large number of customers.  We want to provide a large number of services to a large number of customers.  Further, we believe we are able to assist our customers in achieving their financial goals in the markets we serve.  Simply, we have to do a better job of strengthening relationships in our markets.

The underlying principles of our future growth are simple - we want to be #1, 2 or 3 in core deposit market share in markets similar to our downstate Illinois markets.  These markets tend to be slower growth, yet more stable in employment and real estate valuations.  Our credit issues were primarily in our fast-growth southwest Florida and Indianapolis markets, where we held far less than a top-three deposit market share.  Slow growth is not exciting, but it is what we know and do best.

Recently we reorganized our management team.  The reorganization put existing leadership in the positions where their strengths are best aligned with our organizational goals.  We now have our financial business lines reporting to the newly-named President and Chief Executive Officer of Busey Bank, Chris Shroyer.  Chris has successfully led many areas of the organization over his career, including our largest region consisting of Champaign and Ford Counties and Indianapolis.  Prior to leading the East region, Chris’s experience included serving as the President and Chief Executive Officer of The First National Bank of Decatur. Chris, coupled with the efforts our newly-named Chief Information Officer, Leanne Heacock, will work to provide an integrated customer experience consistent with our goal of One Busey.  Leanne has led the Information Technology efforts of Busey and legacy organizations for many years.  Leanne continually receives praise from our internal and external partners for her leadership and her team’s thoroughness.  Bob Plecki is our newly-named Chief Credit Officer.  Bob led the final push in Florida that reduced our non-performing loans in Florida to $40.2 million at December 31, 2009 down from $113.3 million at September 30, 2009.

Dave White is now Busey’s Chief Financial Officer.  Dave served in the CFO role at Main Street Trust for over 13 years prior to its merger with Busey in 2007.  Barb Harrington has moved to the role of Chief Risk Officer.  Barb’s experience as CFO will serve her well as the leader of Risk Management for Busey.  Howard Mooney remains Chief Executive Officer of FirsTech, our payment processing subsidiary, along with assuming a role in our large corporate cash management strategies.  During his tenure at FirsTech and prior experience, Howard has a long successful track record of working with large corporations on cash management solutions.

It is now the job of these six leaders to continue to put the best people in positions in their areas to achieve our organizational goals.  We are committed to hiring, developing and retaining the best and the brightest.

We still have above normal credit risk on our balance sheet, but believe that gradual improvement through hard work and discipline will prevail.  As mentioned earlier, 2009 was an extraordinarily difficult year, but in a sense, we accomplished more positive results than ever before.  I could not be more proud of our associates.  We weathered the storm and will be better for it.  We are now able to return a greater portion of our attention to planning for the future.  We will emerge a more disciplined and focused organization.  I thank you for your loyalty, support and input.  As always, I welcome your thoughts and suggestions.

Kindest regards,

Van A. Dukeman

President and CEO, First Busey Corporation